Exhibit 10.3
Amended and Restated Offer of Employment, dated April 30, 2018

Ms. Ann C. Menard
401 Wilshire Boulevard, Suite 700
Santa Monica, CA 90401

RE:    Offer of Employment

Dear Ann:

I am pleased to confirm the terms of your continued employment with The Macerich Company (the “Company”), as outlined below:

Current Title:            Executive Vice President, Chief Legal Officer and Secretary

Salary:	$500,000 per annum.

Annual Bonus Potential:
You are eligible for an Annual Bonus of 150% of your base compensation (“Salary”). The Compensation Committee of the Company will determine if the Annual Bonus, which is discretionary, will be paid and in what amount and if awarded in cash or in fully vested units or fully vested shares. Notwithstanding the foregoing, with respect to your Annual Bonuses payable in respect of 2018, 2019 and 2020, the proportion of your Annual Bonus paid in cash or fully vested units or fully vested shares will be determined by the Compensation Committee and subject to your consent.

Annual Equity Grant:
You are eligible for an Annual Equity Grant to the extent offered to other Officers at the Executive Vice President level in the form of LTIPs at a value equal to one times annual salary. Such grant is currently allocated 25% to time vested (vested over 3 years – 1/3 one year after grant, 1/3 two years after grant and 1/3 three years after grant) and 75% to performance based upon a three year relative total shareholder return (“TSR”). Should the Compensation Committee change the standard for the Annual Equity Grants for Executive Vice Presidents, you would be treated similarly.

One Time Equity Grant:
Prior to the date hereof, you received a one-time grant of LTIPs equal to $900,000. The number of LTIPs was calculated based on PWC’s valuation of a Macerich Company LTIP at starting date of employment (($900,000/ LTIP per unit value)= number of LTIP’s granted). Vesting to be 25% and the end of year 1, 2, 3 and 4.

Severance:
You are eligible for the severance benefits set forth in Annex A. This offer of employment letter, including Annex A hereto, and the Change in Control Agreement identified in the next paragraph, shall each be deemed to be a “Service Agreement” for purposes of Section 5 of all your equity award agreements, including the Annual Equity Grants and One-Time Equity Grant described above. The vesting and payment of your equity awards upon your termination of employment shall be governed by Section 5 of the applicable equity award agreement (or any similar provisions in a subsequent grant of equity awards), including but not limited to all of your 2018 LTIP Unit Award Agreements.

Change in Control

Agreement:	You are party to a Change in Control Agreement dated February 24, 2018. In brief, three (3) times annual salary plus bonus, and three (3) years of sponsored COBRA.

Reporting Relationship:	Chief Executive Officer

Office Location:	Santa Monica Corporate

Health/Dental Insurance:
As a full-time employee, you are eligible for medical and dental benefits. The Company offers several plans and shares the cost of the monthly premium with you. You may choose which plans satisfy your personal and family circumstances. In addition, you have the option to purchase vision coverage and may set up a flexible spending account. Regardless of the plans you elect, enrollment becomes effective the first day of the month following your first day of employment at the Company. Macerich reserves the right to modify its benefit program at any time.

401(k) Plan:
You were automatically enrolled in the 401(k) plan on your first day of hire. The Company match is 100% of your deferrals for the first 3% and 50% for the next 2% of deferrals for a maximum Company match of 4%.

Deferred Compensation:	You are eligible for the Company’s Deferred Compensation Plan.

Employee Stock Purchase

Program:
When eligible you may participate in the Company Employee Stock Purchase Program. The Program allows you to make payroll deductions to purchase Macerich Common Stock at a discount. The program provides the ability to authorize payroll deductions of 1% to 15% of your gross compensation each full payroll period, not to exceed $26,000 per year.

Other Benefits:
You are eligible for the basic life and long-term disability plans the Company currently provides at no cost to you. You have the option to purchase supplemental and dependent life and short-term disability insurance.

Vacation:	You will earn paid vacation at the rate of twenty (20) days per year.

Personal Days:	You received three (3) personal days upon your start date. On January 1, 2019, and every year thereafter, unless otherwise notified, you will receive three (3) personal days per year.

Sick Days:	You received ten (10) sick days upon your start date. On January 1, 2019, and every year thereafter, unless otherwise notified, you will receive ten (10) sick days.

Employment Status:
You are an employee at will. Either you or the Company may terminate your employment at any time, for any reason (or for no reason), and with or without advance notice. If your employment with the Company terminates, regardless of the reason, you will not be entitled to and you will not be considered to have earned any bonus or other incentive referenced above (to the extent not actually paid to you by the Company prior to the date your employment terminates), except as provided above under “Severance”, as provided in your Change in Control Agreement described above and pursuant to the provisions of your equity award agreements. The Company reserves the right to modify its compensation and benefit programs at any time, with or without advance notice.

Entire Agreement:	This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and shall supersede your prior offer letter.

Sincerely,

/s/ Thomas E. O’Hern
Thomas E. O’Hern
Sr. Executive Vice President,
Chief Financial Officer and Treasurer

ACCEPTED

/s/ Ann C. Menard
Ann C. Menard

[Signature Page to Amended and Restated Offer Letter with A. Menard]

Annex A

Severance Benefit

1.
Upon a termination without Cause or resignation with Good Reason, in each case, that occurs during the Protected Period, subject to Section 2 of this Annex A, you will be entitled to receive the following payments and benefits:

(a)
Accrued Obligations – (1) Your base salary through your termination date to the extent earned and not theretofore paid, (2) your accrued vacation pay and/or personal days to the extent earned and payable in connection with the termination of employment pursuant to the Company’s policy, (3) your accrued annual incentive bonus for the fiscal year immediately preceding the year in which your termination date occurs (if any), to the extent such bonus is determined to otherwise have been earned based on the Company’s achievement of applicable performance targets but not theretofore paid, and (4) vested rights under any equity, compensation or benefit plan, policy, practice or program of or any other contract or agreement with the Company including, without limitation, any acceleration of vesting of equity awards that shall occur upon a “Qualifying Termination” as set forth in the applicable equity award agreement and/or equity incentive plan pursuant to which such awards have been granted. Accrued Obligations described in clauses (1) and (2) shall be paid in a lump sum in cash within the time required by law but in no event more than 30 days after the date of termination and the Accrued Obligation in clause (3) shall be paid at the same time annual cash bonuses are paid to actively employed senior executives of the Company in respect of the applicable performance period, but in no event later than 75 days after the end of the fiscal year. Accrued Obligations described in clause (iv) shall be paid at such time(s) as required under the applicable plan or agreement.

(b)
Prorated Bonus – Your Bonus (as such term is defined in the CIC Agreement) for the year in which your termination occurs, based on actual performance through the end of the applicable performance period and prorated based on the number of days you were employed by the Company or its affiliate during the applicable performance period. The Prorated Bonus will be paid at the time annual cash bonuses are paid to actively employed senior executives of the Company in respect of the year in which your termination occurs, but in no event later than March 15 of the following year.

Severance Payment – An amount equal to three (3) times the sum of (1) your annual base rate of compensation payable as salary in effect of the date of your termination and (2) your Bonus. In the event that your termination of employment occurs prior to the date on which an annual incentive bonus has been awarded to you by the Company, your Bonus shall equal your target Bonus in effect as of the date of your termination. In the event that your termination of employment occurs prior to the date on which three annual incentive bonuses have been awarded to you by the Company, your Bonus shall equal the bonus awarded to you if only one annual incentive bonus has been awarded or the average of the annual incentive bonuses awarded to you. The Severance Payment shall be paid in a cash lump sum within 60 days after your termination of employment; provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 60-day period.

(c)
COBRA Subsidy – A payment equal to the total amount of the COBRA continuation monthly premium rate that would otherwise be payable by you for such COBRA continuation for you and your eligible dependents as of your termination date, multiplied by 36. The COBRA Subsidy shall be paid in a lump sum within 60 days after your termination of employment; provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts shall be paid in the second calendar year by the last day of such 60-day period.

(d)	Outplacement Services. Outplacement services pursuant to the Company’s outplacement plan for senior executives at the level and for the periods described in Schedule A to your CIC Agreement.

2.
The payments and benefits described in Section 1(b), 1(c) and 1(d) are subject to your execution and non-revocation of a release of claims substantially in the form set forth in Schedule B of the CIC Agreement.

3.	The capitalized terms used in Annex A have the meanings set forth below:

(a)	“Cause” has the meaning set forth in Section 2(e) of your CIC Agreement.

(b)	“CIC Agreement” means your Change in Control Agreement, dated as of February 24, 2018, as in effect as of the date hereof.

(c)	The “Company” means the Macerich Company and its subsidiaries.

(d)
“Good Reason” means an action taken by the Company, without your written consent thereto, resulting in a material negative change in the employment relationship. For these purposes, a “material negative change in the employment relationship” shall include, without limitation, any one or more of the following reasons, to the extent not remedied by the Company within 30 days after receipt by the Company of written notice from you provided to the Company within 90 days (the “Cure Period”) of your knowledge of the occurrence of an event or circumstance set forth in clauses (i) through (v) below specifying in reasonable detail such occurrence:

(i)
the assignment to you of any duties materially inconsistent in any respect with your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

(ii)	a change in your principal office location to a location further away from your home which is more than 30 miles from your current principal office;

(iii)
any one or more reductions in your annual rate of base salary and/or annual target bonus opportunity that, individually or in the aggregate, exceed 10% of your annual rate of base salary and target bonus opportunity, in the aggregate; or

(iv)	any material breach by the Company of this letter.

In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, your “termination of employment” must occur, if at all, within 120 days of the end of the Cure Period.

(e)	“Protected Period” means period commencing on April 20, 2018 and ending on December 31, 2020.

4.
For the avoidance of doubt, your right to receive severance payments and benefits under this Annex A shall terminate on December 31, 2020 and this Annex A shall have no further force and effect thereafter.

5.
The following provisions of your CIC Agreement shall also apply to this Annex A as if set forth herein: Section 6 (Withholding), Section 7 (No Duty to Mitigate), Section 9 (Governing Law and Dispute Resolution), Section 10 (Severability), Section 11 (Disclaimer of Rights), Section 12 (Captions), Section 13 (Number and Gender), and Section 14 (Section 409A).